                               Dated November 1997

                      ANTHONY DAVID GALLEY (AND OTHERS)       (1)

                       ASPECT VISION HOLDINGS LIMITED         (2)

                                       AND

                         THE COOPER COMPANIES, INC.           (3)

                 ----------------------------------------------
                                    Agreement
                            for the sale and purchase
                       of the entire issued share capital
                      of CONTACT LENS TECHNOLOGIES LIMITED
                 ----------------------------------------------






                                 CAMERON MCKENNA
                                   MITRE HOUSE
                              160 ALDERSGATE STREET
                                 LONDON EC1A 4DD

                              T + 44(0)171-367 3000
                              F + 44(0)171-367 2000




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                                TABLE OF CONTENTS

1. Definitions and interpretation.....................................1
2. Condition..........................................................4
3. Sale and purchase..................................................4
4. Consideration......................................................5
5. Completion.........................................................5
6. Waiver of pre-emption rights.......................................6
7. RTPA...............................................................6
8. Announcements......................................................7
9. Implied covenants for title and further assurance..................7
10. Assignment........................................................7
11. Remedies cumulative...............................................8
12. Waiver, variation and release.....................................8
13. Costs and expense.................................................8
14. Notices...........................................................9
15. Counterparts......................................................9
16. Language.........................................................10
17. Invalidity.......................................................10
18. Agreement to continue in full force and effect...................10
19. Confidentiality..................................................10
20. Governing law and jurisdiction...................................11

Schedule 1 The Vendors...............................................12

Schedule 2 Completion Part 1 - Delivery of documents by
Vendors..............................................................14

Part 2 - Delivery of documents and actions by the Purchaser..........14

Part 3 - Delivery of documents and actions by TCC....................15

Schedule 3 Documents in the agreed terms.............................16

Schedule 4 Conduct of business pending Completion....................17



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THIS AGREEMENT is made the             day of November 1997

BETWEEN:-

(1) The persons whose names and addresses are set out in COLUMN 1 of SCHEDULE 1 (the "Vendors"); and

(2) ASPECT VISION HOLDINGS LIMITED (registered in England with number 3448379) whose registered office is at Mitre House, 160 Aldersgate Street, London EC1A 4DD (the "Purchaser"); and

(3)   THE COOPER COMPANIES, INC. a company incorporated in
      Delaware whose principal office is at 6140 Stoneridge
      Mall Road, Suite 590, Pleasanton CA 94588 USA ("TCC").

WHEREAS:-

(A)   The Vendors are each shareholders in the Company.

(B) The Purchaser wishes to purchase the entire issued share capital of the Company from the Vendors and the Vendors have each agreed to sell their respective shareholdings in the Company in each case upon and subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:-

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions have the meanings set opposite them:

      "AFFILIATE":                  in relation to any body corporate, any
                                    Holding Company or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

      "AGREEMENT":                  this Agreement including its recitals and
                                    the schedules hereto;

      "BUSINESS DAY":               a weekday (other than a Saturday) when banks
                                    are open for business in London;

      "CA 85":                      Companies Act 1985;

      "CASH CONSIDERATION":         the cash consideration payable for the
                                    Shares as specified in CLAUSE 4.1;

      "COMPANY":                    means Contact Lens Technologies Limited, a
                                    company registered in England and Wales
                                    under number 02908056 whose registered
                                    office is at Unit 2, South Point, Hamble,
                                    Southampton, Hampshire, SO31 4RF;

      "COMPLETION":                 completion of the sale and purchase of the
                                    Shares pursuant to this Agreement;


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      "CONDITION"                   the condition referred to in CLAUSE 2.1;

      "CONFIDENTIAL INFORMATION":   all information received or obtained by the
                                    Vendors or supplied to the Vendors in the negotiations leading to this Agreement and which relates to TCC or any of its subsidiaries;

      "DEED OF CONTRIBUTION":       the deed of contribution in the agreed terms
                                    to be entered into at Completion between the Purchaser, the Vendors and others;

      "EARN OUT AGREEMENT"          the agreement described as the Earn Out
                                    Agreement to be entered into, at completion of the Umbrella Agreement, between TCC, the Purchaser and Anthony David Galley;

      "ENCUMBRANCE":                any interest or equity of any person
                                    (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

      "EOLN": the loan note to be issued by the Purchaser to Anthony David Galley by way of further consideration for the Shares purchased from Anthony David Galley, in accordance with the terms of the Earn Out Agreement;

      "HOLDING COMPANY":            a holding company within the meaning
                                    ascribed to such expression by sections 736 and 736A, CA 85;

      "NON COMPETITION              the agreements in the agreed terms to be
      AGREEMENTS":                  entered into at Completion between the
                                    Purchaser and the Vendors relating to the protection of the goodwill of the business of the Company;

      "OSI INDEMNITY":              the indemnity agreement in the agreed terms
                                    to be entered into at Completion between TCC, A Galley, G Galley, B Bevis, I
                                    Atkinson, A Morland and W Brooker;

      "PATENT LICENCE":             the licence in the agreed terms to be
                                    entered into at Completion between the
                                    CooperVision, Inc. and the Patent Owners relating to the Patents;

      "PATENT OWNERS":              Anthony David Galley, Geoffrey Harrison
                                    Galley, Albert Morland, Ivor Atkinson and
                                    Barrie Bevis;

      "PATENTS":                    the patents listed in SCHEDULE 4;

      "PROCEEDINGS":                any proceeding, suit or action arising out
                                    of or in connection with this Agreement;

      "PURCHASE NOTES":             the loan notes in the agreed terms to be
                                    issued to the Vendors at Completion by the Purchaser and guaranteed by TCC;


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      "PURCHASER'S SOLICITORS":     Cameron McKenna of Mitre House, 160
                                    Aldersgate Street, London EC1A 4DD;

      "RTPA":                       Restrictive Trade Practices Act 1976;

      "SERVICE AGREEMENTS":         the service agreements in the agreed terms
                                    to be entered into between Aspect Vision
                                    Care Limited and each of A. Galley, B. Bevis and I. Atkinson;

      "SERVICE DOCUMENT":           a writ, summons, order, judgment or other
                                    document relating to or in connection with any Proceedings;

      "SHARES":                     the shares in the capital of the Company set
                                    out in COLUMN (2) of SCHEDULE 1;

      "STOCK EXCHANGE":             London Stock Exchange Limited;

      "SUBORDINATION AGREEMENT"     the subordination agreement in the agreed
                                    terms to be entered into at Completion
                                    between TCC, Keybank National Association and the holders of the Purchase Notes;

      "SUBSIDIARY":                 a subsidiary within the meaning ascribed to
                                    such expression by sections 736 and 736A, CA
                                    85;

      "SUBSIDIARY UNDERTAKING":     a subsidiary undertaking within the meaning
                                    ascribed to such expression by section 258, CA 85;

      "UMBRELLA AGREEMENT":         the umbrella agreement of even date herewith
                                    relating to, inter alia, the sale and
                                    purchase of the Shares and entered into
                                    between the Purchaser, Mr Anthony David
                                    Galley and TCC;

      "VAT":                        value added tax;

      "VENDORS' SOLICITORS":        Travers Smith Braithwaite of 10 Snow Hill,
                                    London, EC1A 2AL; and

      "IN THE AGREED TERMS":        in the form agreed between the Vendors and
                                    the Purchasers and signed for the purposes of identification by or on behalf of each party.

1.2 The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality. References to the word "include" or "including" are to be construed without limitation.

1.4 References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.



                                      -3-
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1.5   References in this Agreement to any statute, statutory provision or EC
      Directive include a reference to that statute, statutory provision or EC Directive as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or EC Directive.

1.6 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.7 Any reference to "writing" or "written" includes faxes and any non-transitory form of visible reproduction of words.

1.8 References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight to midnight.

2.    CONDITION

2.1   Condition precedent

      Subject to CLAUSE 2.3, this Agreement is subject to and conditional upon satisfaction of the condition in the Umbrella Agreement.

2.2   Time limit for satisfaction of Condition

      If the condition in CLAUSE 2.1 has not been fulfilled or waived (by mutual agreement of the parties) by 31 December 1997 (or by such later date as may be agreed in writing between the parties) this Agreement shall thereupon become null and void ab initio and none of the parties shall have any rights against any other party hereunder.

2.3   Operative provisions

      Notwithstanding CLAUSE 2.1, CLAUSES 8, 10-16 (inclusive), 19 and 20 shall come into force on the execution and exchange of this Agreement and the remainder of this Agreement shall come into force on the fulfillment and/or waiver of the Condition.

2.4   Conduct of business pending Completion

      Each of the Vendors hereby undertakes to the Purchaser to procure, to the extent that they are able, that the Company is run as set out in SCHEDULE 4 in respect of the period prior to Completion.

3.    SALE AND PURCHASE

3.1   Obligation to sell and purchase and free from Encumbrances

      Subject to the terms of this Agreement each of the Vendors shall sell, with effect from 1 November 1997, with full title guarantee and free from Encumbrances those Shares set opposite his name in COLUMN (2) of SCHEDULE 1 and the Purchaser shall purchase such Shares together with all rights attaching thereto with effect from 1 November 1997.



                                      -4-
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3.2   Dividends and distributions

      From Completion the Purchaser shall be entitled to receive all dividends and distributions declared, paid or made by the Company in respect of the Shares on or after 1 November 1997.

3.3   Sale of all Shares

      The Purchaser shall not be obliged to complete the purchase of any of the Shares hereunder unless the purchase of all the Shares is completed simultaneously.

4.    CONSIDERATION

4.1   Consideration

      The consideration for the Shares shall be:

      4.1.1 the sum of 'L'2,092,403, payable in cash; and

      4.1.2 the sum of 'L'2,889,509 to be satisfied by the issue of the Purchase Notes.


4.2   Entitlement to consideration

      The consideration shall be allocated such that:

      4.2.1 the Cash Consideration shall belong to the Vendors in the proportions set opposite their respective names in COLUMN (3) of
            SCHEDULE 1; and

      4.2.2 the Purchase Notes shall be issued to the Vendors in the proportions set opposite their respective names in COLUMN (4) of SCHEDULE 1.

4.3   Further consideration

      As further consideration for the Shares purchased from Anthony David Galley, the Purchaser hereby undertakes to issue to Anthony David Galley the EOLN at the time and in respect of the amount set out in CLAUSE 4 of the Earn Out Agreement.

4.4   Reduction in consideration

      Any payment made by the Vendors pursuant to the operation of the Deed of Contribution and clause 10 of the Umbrella Agreement, or any other payment made pursuant to this Agreement, shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.

4.5   Guarantee of Purchase Notes

      TCC agrees to guarantee the obligations of the Purchaser in respect of the Purchase Notes on the terms set out in the Purchase Notes.

5.    COMPLETION

5.1   Time and location

      Subject as provided in CLAUSE 5.4, Completion shall take place at the offices of the Purchaser's Solicitors on the fifth day following satisfaction or waiver of the Condition


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


      or at such other place and/or on such other date as may be agreed in writing between the Purchaser and each of the Vendors.

5.2   Vendors' obligations

      At Completion the Vendors shall deliver to the Purchaser each of the documents listed in PART 1 of SCHEDULE 2.

5.3   Purchaser's obligations

      Subject to the Vendors complying with their obligations under CLAUSE 5.2, the Purchaser shall at Completion deliver the documents and effect the actions listed in PART 2 of SCHEDULE 2.

5.4   TCC's obligations

      Subject to the Vendors complying with their obligations under CLAUSE 5.2, TCC shall at Completion deliver the documents and effect the transactions listed in PART 3 of SCHEDULE 2.

5.5   Failure to comply

      If in any respect material to the Purchaser the provisions of CLAUSE 5.2 and PART 1 of SCHEDULE 2 or if in any respect material to the Vendors the provisions of CLAUSES 5.3 and 5.4 and PARTS 2 and 3 of SCHEDULE 2 are not complied with on the date of Completion applicable under CLAUSE 5.1, the Purchaser or, as the case may be, the Vendors shall not be obliged to complete this Agreement and may:-

      5.5.1 defer Completion to a date not more than twenty-eight days after the date set by CLAUSE 5.1 (and so that the provisions of this CLAUSE
            5.4 shall apply to Completion as so deferred); or

      5.5.2 proceed to Completion so far as practicable and without prejudice to their rights under this Agreement; or


      5.5.3 rescind this Agreement without prejudice to their rights and remedies under this Agreement; or


      5.5.4 waive all or any of the requirements contained in CLAUSE 5.2 or, as the case may be, CLAUSES 5.3 and 5.4, at their discretion.

6.    WAIVER OF PRE-EMPTION RIGHTS

      The Vendors by their execution of this Agreement hereby waive any pre-emption rights in respect of the Shares conferred on them under the articles of association of the Company or otherwise.

7.    RTPA

7.1 If there is any provision of this Agreement, or of any agreement or arrangement of which this Agreement forms part, which causes or would cause this Agreement or that agreement or arrangement to be subject to registration under the RTPA, then that provision shall not take effect until the day after particulars of this Agreement or of


                                      -6-
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

      that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24, RTPA.

7.2 The Purchaser shall furnish such particulars as are referred to in CLAUSE 7.1 as soon as is reasonably practicable after the date of this Agreement and within the time limits specified in the RTPA and the Vendors undertake to provide such information and assistance as the Purchaser may reasonably require in connection therewith.

8.    ANNOUNCEMENTS

8.1   Restrictions on announcements

      No announcement shall be made in relation to the subject matter of this Agreement or a matter ancillary to this Agreement without the prior written consent of the other party save as may be required by any:-

      8.1.1 law;

      8.1.2 existing contractual arrangements; or

      8.1.3 the Stock Exchange or the Panel on Takeovers and Mergers or any other applicable regulatory authority to which the Vendors are subject where such requirement has the force of law,

      provided such communication shall be made only after consultation with the Purchaser.

8.2   Continuing effect

      The restrictions contained in this clause shall continue to apply after Completion without limit in time.

8.3   Legal and regulatory requirements

      The Purchaser and the Vendors undertake to provide all such information known to them or which on reasonable enquiry ought to be known to them as may reasonably be required by the Vendors or the Purchaser for the purpose of complying with the requirements of law or of any applicable regulatory authority to which either party is subject where such requirement has the force of law.

9.    IMPLIED COVENANTS FOR TITLE AND FURTHER ASSURANCE

9.1 The Law of Property (Miscellaneous Provisions) Act 1994 ("LPMPA") applies to all dispositions of property made under or pursuant to this Agreement save that the word "reasonably" shall be deleted from the covenant set out in section 2(1)(b), LPMPA, and the covenant set out in section 3(1), LPMPA shall not be qualified by the words "other than any charges, incumbrances or rights which that person does not and could not reasonably be expected to know about."

10.   ASSIGNMENT

10.1 No party may assign the benefit of this Agreement whether absolutely or by way of security except in the case of an absolute assignment of all or part by the Purchaser to




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

      an Affiliate of the Purchaser and provided and so long as it remains an Affiliate (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) save that the Purchaser may assign such benefit absolutely or by way of security to a person other than an Affiliate of the Purchaser with the prior consent in writing of the Vendors such consent not to be unreasonably withheld or delayed and any purported assignment in contravention of this clause shall be ineffective.

10.2 Subject to CLAUSE 10.1, this Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties.

11.   REMEDIES CUMULATIVE

11.1 The rights, powers and remedies provided in this Agreement or expressly referred to herein are cumulative and do not exclude any rights, powers or remedies provided by law or by any other document other than this Agreement.

11.2 Nothing in this Agreement or in any document in the agreed terms shall be read or construed as excluding any liability or remedy as a result of fraud.

12.   WAIVER, VARIATION AND RELEASE

12.1 No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

12.2 Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and only for the purpose for which it is given.

12.3 No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

13.   COSTS AND EXPENSE

13.1  General

      Save as otherwise stated in this Agreement or in the Umbrella Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

13.2  Group companies to pay no costs

      For the avoidance of doubt, neither the Company nor any of its subsidiaries shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this Agreement or any other agreement forming part of the transaction.



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14.   NOTICES

14.1 Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or sent by first class pre-paid post or sent by air mail. Delivery by courier shall be regarded as delivery by hand.

14.2 Such communication shall be sent to the address of the relevant party referred to in this Agreement or to such other address as may previously have been communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.


14.3  A communication shall be deemed to have been served:-

      14.3.1 if delivered by hand at the address referred to in CLAUSE 14.2, at the time of delivery;

      14.3.2 if sent by first class pre-paid post to the address referred to in CLAUSE 14.2, at the expiration of two clear days after the time of posting; and

      14.3.3 if sent by air mail to the address referred to in CLAUSE 14.2, at the expiration of five clear days after posting.

      If a communication would otherwise be deemed to have been delivered outside of normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the opening of business on the next Business Day.

14.4 In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or air mail letter.

14.5 A party may notify the other parties to this Agreement of a change to its name, relevant person or address for the purposes of CLAUSE 14.2 PROVIDED THAT such notification shall only be effective on:-

      14.5.1 the date specified in the notification as the date on which the change is to take place; or

      14.5.2 if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

14.6 For the avoidance of doubt, the parties agree that the provisions of this clause shall not apply in relation to the service of Service Documents.

15.   COUNTERPARTS

15.1 This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.



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

15.2 Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

16.   LANGUAGE

16.1 This Agreement is drawn up in the English language and if this Agreement is translated into any language other than English, the English language text shall prevail.

16.2 Each notice, instrument, certificate or other communication to be given by one party to another hereunder or in connection with this Agreement shall be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

17.   INVALIDITY

      Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement of that provision or any other provision of this Agreement, shall not in any way be affected or impaired thereby.

18.   AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

      This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

19.   CONFIDENTIALITY

19.1 The Vendors hereby undertake with the Purchaser that they shall both during and after the term of this Agreement keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer or use for their own or any other purposes Confidential Information except:-

      19.1.1  in the circumstances set out in CLAUSE 19.2; or

      19.1.2  to the extent otherwise expressly permitted by this Agreement; or


      19.1.3 with the prior consent in writing of the party to whose affairs such Confidential Information relates.


19.2  The circumstances referred to in CLAUSE 19.1.1 above are:-

      19.2.1 where the Confidential Information, before it is furnished to or comes into the knowledge or possession of any of the Vendors, is in the public domain; or

      19.2.2 where the Confidential Information, after it is furnished to or comes into the knowledge or possession of the Vendors enters the public domain otherwise than as a result of (a) a breach by any of the Vendors of their obligations in this CLAUSE 19 or (b) a breach by the person who disclosed that Confidential


                                      -10-
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


              Information of his confidentiality obligation and the relevant Vendor is aware of such breach; or


      19.2.3 if and to the extent that any of the Vendors make disclosure of the Confidential Information to any person:

              (a)   in compliance with any requirement of law; or

              (b) in response to a requirement of the Stock Exchange or the Panel on Take-overs and Mergers or any other applicable regulatory authority to which any of the Vendors are subject where such requirement has the force of law; or

              (c) in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities; or

      19.2.4 to the consultants and professional advisers of the Vendors, in each case on the basis that they will comply with the Vendors' obligations of confidence hereunder,

      PROVIDED THAT any such information disclosable pursuant to CLAUSES 19.2.3
      (a), (b) OR (c) shall be disclosed to the extent permitted by law and only after consultation with the other party.

19.3 The restrictions contained in this clause shall continue to apply after the Completion without limit in time.

20.   GOVERNING LAW AND JURISDICTION

20.1  English law

      This Agreement shall be governed by and construed in accordance with English law.

20.2  Courts of England and Wales

      The parties to this Agreement irrevocably agree that the courts of England shall have non exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

20.3  Acceptance by Vendors

      For the avoidance of doubt, the Vendors expressly and specifically agree and accept the terms of this clause and sign below in recognition of this fact.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first appearing at the head of this Agreement.


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                                      -12-
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                                   SCHEDULE 1
                                   THE VENDORS



         (1)                     (2)                (3)              (4)
      Name and             Number of Shares     Entitlement to    Entitlement to
    address and                                    Cash             Purchase
  facsimile number                              Consideration         Notes
     (if any)

GEOFFREY HARRISON GALLEY         200              597,829          398,553
Red Lodge
The Close
Totteridge
London  N20 8PT


NORMA GALLEY                     200              597,829          398,553
Red Lodge
The Close
Totteridge
London  N20 8PT


ANTHONY DAVID GALLEY             350              435,917        1,307,752
Beacon Way
The Hangars
Bishops Waltham
SO32 1FZ


BARRIE BEVIS                     200              249,096          747,287
53 Wilderness
Heights
West End
Southampton
Hampshire  SO18 3PS


IVOR ATKINSON                     25              105,866           18,682
90 Queens Drive
Surbiton
Surrey  KT5 8PP


MICHAEL J KELLY                   25              105,866           18,682
8 The Vineyards
North Baddesley
Southampton
Hampshire   SO52 9PP   ________________     ______________  _______________

Total                          1,000            2,092,403        2,889,509
                       -----------------   ---------------  ----------------



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                                   SCHEDULE 2
                                   COMPLETION
                    PART 1 - DELIVERY OF DOCUMENTS BY VENDORS

On Completion, the Vendors shall deliver to the Purchaser:-

1. transfers of such of the Shares as are held by each of the Vendors duly executed by the registered holder in favour of the Purchaser or its nominee(s) together with the relevant share certificates in the name of the registered holder;

2.   the Patent Licence duly executed by the Patent Owners;

3. a counterpart of the Deed of Contribution duly executed by the Vendors;

4. a counterpart of the Subordination Agreement duly executed by those Vendors who receive Purchase Notes;

5.   the Non Competition Agreements duly executed by the Vendors;

6. the Service Agreements duly executed by A. Galley, B. Bevis and I. Atkinson;

7. the OSI Indemnity duly executed by those Vendors who are to be a party to it;

8. such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under PART 1 of this
     SCHEDULE 2 has been executed) in the agreed terms to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares sold by the Vendors; and

9. an irrevocable power of attorney in the agreed terms executed by each of the Vendors in favour of the Purchaser or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Shares sold by the Vendors) to exercise all voting and other rights attaching to the Shares sold by the Vendors and to appoint proxies for this purpose.

           PART 2 - DELIVERY OF DOCUMENTS AND ACTIONS BY THE PURCHASER

     Subject as provided in CLAUSE 5.3, on Completion the Purchaser shall:-

1. pay the Cash Consideration by way of electronic transfer for same day value to the Vendors' Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sum and the Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sums;

2. deliver certificates in respect of the Purchase Notes, duly issued, to such of the Vendors as are to receive the same;

3. deliver a counterpart of the Deed of Contribution duly executed by the Purchaser;

4. counterparts of the Non Competition Agreements duly executed by the Purchaser;

5. deliver to each of the Vendors a copy of the minutes of a meeting of the directors of the Purchaser:



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      5.1.  authorising the execution of this Agreement and related documents;
            and

      5.2.  resolving to create and issue the Purchase Notes.

                PART 3 - DELIVERY OF DOCUMENTS AND ACTIONS BY TCC

     Subject as provided in CLAUSE 5.4, on Completion TCC shall:

1. execute the instrument constituting the Purchase Notes by way of guaranteeing the obligations of the Purchaser thereunder;

2.    procure that CooperVision, Inc. shall duly execute the Patent Licence;

3.    deliver a counterpart of the Deed of Contribution duly executed by TCC;

4.    deliver a counterpart of the Subordination Agreement duly executed by TCC;

5.    deliver a counterpart of the OSI Indemnity duly executed by TCC;

6. deliver to the Vendors a copy of the minutes of a meeting of the directors of TCC authorising the execution of:

      6.1   the instrument constituting the Purchase Notes; and

      6.2   this Agreement.



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                                   SCHEDULE 3
                          DOCUMENTS IN THE AGREED TERMS

Consents, waivers and powers of attorney re: sale of Shares
Deed of Contribution
Non Competition Agreements
OSI Indemnity
Patent Licence
Powers of Attorney
Purchase Notes
Service Agreements
Subordination Agreement


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                                   SCHEDULE 4
                     CONDUCT OF BUSINESS PENDING COMPLETION

(i) The business of the Company will be carried on as a going concern and in the normal course.

(ii) No physical assets of the Company shall be removed from any property of the Company save in the ordinary course of normal day to day trading.

(iii) The Vendors will use all reasonable endeavours to maintain the trade and trade connections of the Company.

(iv) All debts which the Company incurs in the normal course of the business will be settled within the applicable periods of credit.

(v) The Company will not enter into modify or agree to terminate any material contract (other than in the ordinary course of business) or incur any capital expenditure on any individual item for an amount in excess of 'L'100,000.

(vi) The Company will not appoint or employ any new employees or consultants at an annual salary or rate of remuneration in excess of 'L'30,000.

(vii) The Company will not alter materially or agree to alter materially the terms and conditions of employment (including benefits) of any of its employees and no Vendor will induce or endeavour to induce any of such employees to terminate their employment prior to Completion other than for a justifiable reason.

(viii) The Company will not dispose of any material assets used or required for the operation of the business of the Company (otherwise than in the ordinary course of business) or enter into any other transaction otherwise than in the ordinary course of business.

(ix) The Company will not create any mortgages, charges, or other encumbrances over its assets or undertakings nor give any guarantees or indemnities in respect of any third party otherwise than in the ordinary course of businesses.

(x) Save for debt collection in the ordinary course of business, the Company will not institute, settle or agree to settle any legal proceedings relating to the business of the Company.

(xi) The Company will not grant or modify or agree to terminate any rights or enter into any agreement relating to intellectual property or otherwise permit any of its rights relating to the intellectual property to lapse.

(xii) The Purchaser will be given full details of any material changes in the business, financial position and/or assets of the Company from the date hereof prior to Completion.

(xvi) All the insurance policies of the Company shall be continued for at least the same amount and on no less favourable terms than as before.


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SIGNED by GEOFFREY HARRISON GALLEY    )
in the presence of:-                  )





SIGNED by NORMA GALLEY               )
in the presence of:-                 )





SIGNED by ANTHONY DAVID GALLEY      )
in the presence of:-                )






SIGNED by BARRIE BEVIS              )
in the presence of:-                )



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SIGNED by IVOR ATKINSON             )
in the presence of:-                )





SIGNED by MICHAEL J KELLY           )
in the presence of:-                )





SIGNED by                           )
for and on behalf of                )
ASPECT VISION HOLDINGS LIMITED      )
in the presence of:-                )





SIGNED by                           )
for and on behalf of                )
THE COOPER COMPANIES, INC.          )
in the presence of:-                )




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